SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – October 8, 2015 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its September, third quarter, and year-to-date preliminary traffic statistics. The Company flew 9.2 billion revenue passenger miles (RPMs) in September 2015, an 11.4 percent increase from the 8.3 billion RPMs flown in September 2014. Available seat miles (ASMs) increased 8.4 percent to 11.1 billion in September 2015, compared with the September 2014 level of 10.3 billion. The September 2015 load factor was a record for the month of September at 82.7 percent, compared with 80.5 percent in September 2014.

For the third quarter of 2015, the Company flew 31.1 billion RPMs, compared with 28.5 billion RPMs flown for the same period in 2014, an increase of 8.9 percent. Third quarter 2015 ASMs increased 7.6 percent to a level of 36.4 billion, compared with third quarter 2014 ASMs of 33.8 billion. The third quarter 2015 load factor was a quarterly record at 85.4 percent, compared with 84.4 percent for the same period in 2014. The Company continues to expect its third quarter 2015 operating revenue per ASM (RASM) to decrease approximately 1.0 percent, compared with third quarter 2014.

For the first nine months of 2015, the Company flew 87.8 billion RPMs, compared with 81.3 billion RPMs flown for the same period in 2014, an increase of 8.0 percent. Year-to-date 2015 ASMs increased 6.9 percent to a level of 105.1 billion, compared with 98.4 billion for the same period in 2014. The year-to-date 2015 load factor was 83.5 percent, compared with 82.6 percent for the same period in 2014.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

SEPTEMBER
	2015	2014	Change
Revenue passengers carried	9,421,347	8,638,582	9.1%
Enplaned passengers	11,536,417	10,556,294	9.3%
Revenue passenger miles (000s)	9,206,955	8,267,245	11.4%
Available seat miles (000s)	11,133,628	10,274,379	8.4%
Load factor	82.7%	80.5%	2.2 pts.
Average length of haul	977	957	2.1%
Trips flown	101,467	99,488	2.0%

THIRD QUARTER
	2015	2014	Change
Revenue passengers carried	30,559,019	28,391,882	7.6%
Enplaned passengers	37,765,903	35,255,248	7.1%
Revenue passenger miles (000s)	31,052,660	28,522,164	8.9%
Available seat miles (000s)	36,360,340	33,785,824	7.6%
Load factor	85.4%	84.4%	1.0 pts.
Average length of haul	1,016	1,005	1.1%
Trips flown	325,301	319,250	1.9%

YEAR-TO-DATE
	2015	2014	Change
Revenue passengers carried	87,802,757	82,602,805	6.3%
Enplaned passengers	107,535,145	101,701,969	5.7%
Revenue passenger miles (000s)	87,771,907	81,267,478	8.0%
Available seat miles (000s)	105,133,835	98,356,618	6.9%
Load factor	83.5%	82.6%	0.9 pts.
Average length of haul	1,000	984	1.6%
Trips flown	948,180	946,231	0.2%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
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